Exhibit 99.1

KeyCorp announces retirement of Chief Financial Officer, Donald R. Kimble and names Chief Strategy Officer, Clark H.I. Khayat, as successor

CLEVELAND, November 17, 2022 /PRNewswire/ — KeyCorp (NYSE:KEY) announced that Donald R. Kimble, Chief Financial Officer (CFO) and Chief Administrative Officer, will retire on May 1, 2023. He will be succeeded by Clark H.I. Khayat, currently Chief Strategy Officer.

“Don is a highly respected leader both inside and outside our company, using his expertise to help shape our strategy and position Key for sound, profitable growth,” said Christopher M. Gorman, Chairman and Chief Executive Officer of KeyCorp. “On a personal note, I want to thank Don for his tireless commitment, sound judgement, and steadfast leadership.”

“I want to congratulate Clark on his planned succession as KeyCorp’s Chief Financial Officer upon Don’s retirement,” Chris added. “Clark is a strategic and purpose-driven leader who has played a critical role in both developing and executing our strategy. He has a deep understanding of the operating environment, our industry, and our organization.”

Khayat will continue to serve as a member of KeyCorp’s executive leadership team reporting to Chairman and Chief Executive Officer Chris Gorman and as CFO, will oversee the finance function, including such areas as accounting, tax, treasury, financial planning and analysis, investor relations and corporate strategy.

Khayat joined KeyCorp in 2012, leading Corporate Strategy and then serving as Group Head of Commercial Payments. He established Key’s enterprise payments and Fintech partnership strategies. Khayat led the company’s strategy to build targeted scale through a series of investments in capabilities such as digital and analytics as well as successful niche acquisitions, including Laurel Road, Cain Brothers, and Pacific Crest.

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About KeyCorp

KeyCorp’s roots trace back nearly 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $190.1 billion at September 30, 2022. Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,300 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.